UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2005

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

Registrant’s telephone number, including area code +8610 8216 6688

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

AsiaInfo Holdings, Inc. (the “Company”) announced today that it has sold to Hinge Software Co. Limited (“Hinge”), a private company organized under the laws of the People’s Republic of China, certain assets constituting the Company’s human resources (HR) and business intelligence (BI) software business. Under the terms of the agreement, the closing of the transaction was effective as of October 1, 2005. Under the terms of the sale, Hinge agreed to purchase the assets in exchange for a deferred cash payment in the amount of RMB15,000,000 (approximately $1.85 million), and to assume certain liabilities associated with such assets. Hinge is obligated to pay the purchase price no later than the close of business on December 30, 2005. The payment of the purchase price is secured by 8% of the outstanding equity interests of Hinge. In connection with the sale, the Company has agreed to reinvest the cash proceeds for 5% of the outstanding equity interests of Hinge. The Company did not have any material relationship with Hinge before selling the assets to that entity.

The sale of the HR and BI business is part of the Company’s strategy to divest operations that are not part of its core telecommunications software and security products and services business. The Company is in the process of valuing the possible gain or loss from the sale, which will be recognized in the coming quarter. Further details regarding this transaction will be discussed during the Company’s third quarter earnings announcement conference call at 5:00pm Pacific Time/ 8:00pm Eastern Time on October 26, 2005 (Beijing/ Hong Kong Time: October 27, 2005 at 8:00am).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: October 11 , 2005		/s/ Ying Han
	Name:	Ying Han
	Title:	Executive Vice President
and Chief Financial Officer